May 28, 2019

Diane Bessette
Chief Financial Officer
LENNAR CORP
700 Northwest 107th Ave
Miami, Florida 33172

       Re: LENNAR CORP
           Form 10-K for the Fiscal Year Ended November 30, 2018
           Filed January 28, 2019
           Form 10-Q for the period ended February 28, 2019
           Filed April 8, 2019
           File No. 001-11749

Dear Ms. Bessette:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction